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                                                                                                                   EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (dollars in millions)



                                                                      YEAR ENDED LAST FRIDAY IN DECEMBER

                                                      2001             2000             1999               1998              1997
                                                 ----------       ----------       ----------         ----------        ----------
                                                 (52 weeks)       (52 weeks)       (53 weeks)         (52 weeks)        (52 weeks)


Pre-tax earnings                                   $ 1,377          $ 5,717          $ 4,206            $ 2,120           $ 3,102

Add:  Fixed charges (excluding
   capitalized interest and preferred security
   dividend requirements of subsidiaries)           17,097           18,307           13,235             17,237            15,128
                                                 ----------       ----------       ----------         ----------        ----------
Pre-tax earnings before fixed charges               18,474           24,024           17,441             19,357            18,230
                                                 ==========       ==========       ==========         ==========        ==========

Fixed charges:
   Interest                                         16,843           18,052           12,987             17,014            14,938
   Other (a)                                           451              465              451                354               240
                                                 ----------       ----------       ----------         ----------        ----------
   Total fixed charges                              17,294           18,517           13,438             17,368            15,178
                                                 ==========       ==========       ==========         ==========        ==========


Preferred stock dividends                               55               55               56                 58                62

Total combined fixed charges                     ----------       ----------       ----------         ----------        ----------
    and preferred stock dividends                  $17,349          $18,572          $13,494            $17,426           $15,240
                                                 ==========       ==========       ==========         ==========        ==========

RATIO OF EARNINGS TO FIXED CHARGES                    1.07             1.30             1.30               1.11              1.20

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
    AND PREFERRED STOCK DIVIDENDS                     1.06             1.29             1.29               1.11              1.20




(a) Other fixed charges consists of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and amortization of capitalized interest.


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